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                                                                    EXHIBIT 4.10


                        SAFECO AGENCY STOCK PURCHASE PLAN
                 TERMS AND CONDITIONS AS AGREED TO BY THE AGENCY

TO ENROLL IN THE SAFECO AGENCY STOCK PURCHASE PLAN ("SASPP"), PLEASE READ THE TERMS & CONDITIONS BELOW, THEN COMPLETE AND SIGN THIS FORM AND RETURN IT TO SAFECO INSURANCE COMPANY OF AMERICA IN THE ENCLOSED ENVELOPE.

The undersigned understands that unless other terms and conditions are specifically made applicable, the following terms and conditions shall govern all transactions in the Agency's SAFECO Agency Stock Purchase Plan ("SASPP") account with The Bank of New York and the voting and handling of securities in such account.

1. The Agency is responsible and liable for the payment of and the reclamation, where applicable, of all taxes, assessments, duties and other governmental charges (including any interest or penalties with respect thereto) with respect to the securities in the Agency's SASPP account. If The Bank of New York is required under applicable law to pay any tax, duty or other governmental charge or any interest or penalty with respect to the Agency's SASPP account, The Bank of New York is hereby authorized to debit the Agency's SASPP account in the amount thereof and to pay such amount to the appropriate taxing authority.


2. The Bank of New York shall not be required to accept any instructions given by or on behalf of the Agency's SASPP account unless it first receives such documents as it deems necessary or appropriate to evidence the authority of the person providing such instructions, and bearing satisfactory evidence of the payment of any applicable taxes.

3. Whenever the securities in the Agency's SASPP account (including, but not limited to, warrants, options, conversions, redemptions, tenders, options to tender or non-mandatory puts or calls) confer optional rights or provide for discretionary action or alternative courses of action by the Agency, the Agency shall be responsible for making any decisions relating thereto and for instructing The Bank of New York to act. In order for The Bank of New York to act, it must receive the Agency's instructions at its offices, addressed as The Bank of New York may from time to time request, by no later than noon (New York City time) at least two (2) business days prior to the last scheduled date to act with respect to the Agency's securities (or such earlier date or time as The Bank of New York may determine). Absent The Bank of New York's timely receipt of such instructions prior to its specified deadline, The Bank of New York shall not be liable for failure to take any action relating to or to exercise any rights conferred by such securities held in the Agency's SASPP account.

4. The Bank of New York shall notify the Agency of such rights or discretionary actions or of the date or dates by when such rights must be exercised provided that The Bank of New York has received, from the issuer or from one of the nationally recognized bond or corporate action services to which The Bank of New York subscribes, timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken. Absent actual receipt of such notice, The Bank of New York shall have no liability for failing to so notify the Agency.

5. With respect to all the Agency's securities, however registered, the voting rights are to be exercised by the Agency. The Bank of New York's only duty shall be to mail to the Agency any documents (including proxy statements, annual reports and signed Proxies) relating to the exercise of such voting rights.

6. When The Bank of New York is instructed to deliver securities or other property against payment, it may deliver such securities or other property prior to actually receiving final payment and that, as a matter of bookkeeping convenience, The Bank of New York may credit the Agency's SASPP account with anticipated proceeds of sale prior to actual receipt of final payment. The risk of non-receipt of payment shall be the Agency's and The Bank of New York shall have no liability with respect thereto.

7. All credits to the Agency's SASPP account of anticipated proceeds of sales and redemptions of securities and other property and of anticipated income from securities and other property shall be conditional upon receipt by The Bank of New York of final payment and may be reversed to the extent final payment is not received.

8. In the event that The Bank of New York in its discretion advances funds to the Agency's SASPP account to facilitate the settlement of any transaction, or elects to permit the Agency to use funds credited to the Agency's SASPP account in anticipation of final payment, or if the Agency otherwise becomes indebted to The Bank of New York (including indebtedness as a result of overdrafts in the Agency's SASPP account), the Agency shall, immediately upon demand, reimburse The Bank of New York for such amounts plus any interest thereon, and to secure such obligations to The Bank of New York in connection with the administration of the Agency's SASPP account, the Agency hereby grants a lien on and a continuing security interest in and pledge to The Bank of New York in the securities and other property in the Agency's SASPP account and any funds so credited. Such lien and security interest shall be superior to any and all other liens, security interests or claims and shall not be subject to any right of set-off or retention, counterclaim, lien or security interest of equal status. The Agency shall take any and all additional action that may be required to assure the superiority or priority of such lien and security interest in favor of The Bank of New York.

9. The Bank of New York shall not have any liability for losses incurred by the Agency or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid securities (or securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market).

10. The Agency shall examine promptly each statement of the Agency's SASPP account mailed to the Agency periodically. Unless the Agency files with The Bank of New York a written exception or objection within one hundred twenty
     (120) days after the date of a confirmation or the closing date of the period covered by the first such statement of account that reflects an error or omission, the Agency shall be conclusively deemed to have waived any such exception or objection or claim based thereon.

11. No legal action, including one arising out of an exception or objection from a confirmation or statement of account shall be instituted against The Bank of New York after one year from the date of the first confirmation, or the first statement of the Agency's SASPP account that reflects the information, error or omission which provides the basis for such claim.

12. The Agency agrees The Bank of New York shall not be liable for any and all claims, losses, liabilities, damages or expenses (including attorneys' fees and expenses) (collectively referred to herein as "Losses") or action taken or omitted or for any loss or injury resulting from its (or its nominees) actions or its (or its nominees') performance or lack of performance of their respective duties hereunder in the absence of negligence or willful misconduct on their respective part. In no event shall The Bank of New York be liable (i) for acting in accordance with instructions from the Agency or any agent of the Agency, (ii) for special, consequential or punitive damages, (iii) for the acts or omissions of its correspondents, designees, agents,

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     subagents or sub-custodians appointed by The Bank of New York with due care, (iv) any Losses due to forces beyond the control of The Bank of New York, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, (v) for any failure by the Agency or SAFECO Insurance Company of America to supply timely and accurate information or funds needed to enable The Bank of New York to discharge its duties, (vi) for any untrue statement or alleged untrue statement of any material fact contained in the registration statement covering the securities held in the Agency's SASPP account, or for the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which it was made, not misleading, or (vii) for any violation or alleged violation of any "blue sky" or state securities law.

13. The Agency represents and warrants that the securities or other property delivered for credit to the Agency's SASPP account (whether beneficially owned by the Agency or by others on whose behalf the Agency is acting) was at the time of such delivery free and clear of all liens, claims, security interests and encumbrances and that the Agency is fully authorized and empowered engage in the transactions contemplated by this arrangement and grant a lien on and a security interest in all the securities or other property held hereunder as set forth herein.

14. This agreement and any suit arising out of or in connection with the Agency's SASPP account shall be interpreted and construed in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. All actions and proceedings brought by the Agency relating to or arising, directly or indirectly, from this agreement or the Agency's SASPP account may only be litigated in state or federal courts located within the State of New York. The Agency hereby submits to the personal jurisdiction of such courts; the Agency hereby waives personal service of process and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the address last specified in the Agency's SASPP account, and service so made shall be deemed completed five (5) days after it shall have been mailed; and the Agency hereby waives the right to a trial by jury in any action or proceeding relating to or arising, directly or indirectly, out of this agreement or the Agency's SASPP account. The Agency understands the significance of such waiver and agree to be bound by such waiver.

15. Commissions, fees, or other charges on any transaction in my account, or for any service for the Agency's SASPP account, will be in accordance with The Bank of New York's rates in effect at the time of the transaction or the provision of the service. Transaction fees will be deducted from the proceeds of the Agency's sales. The Bank of New York may deduct from the Agency's SASPP account any such fees, commissions or expenses owed to The Bank of New York. The Bank of New York reserves the right to sell any assets in the Agency's SASPP account to cover amounts due to The Bank of New York.

16. All securities acquired for the Agency shall be delivered to, and held and registered in the nominee name designated by The Bank of New York. The Bank of New York will mail a check to the Agency for the proceeds of any sale in the Agency's SASPP account. The Bank of New York will sell securities as agent for the Agency or buy as principal from the Agency. Upon request and subject to delivery and/or transfer charge, a certificate in the Agency's name for the full shares of the security held in the Agency's SASPP account, will be delivered to the Agency. Any remaining fractional shares will be sold and the proceeds delivered to the Agency.

17. The Bank of New York may combine any of the Agency's orders to sell securities with all other such orders received on a daily basis from other clients. Orders are generally executed on the first business day following The Bank of New York's acceptance of the Agency's order or as soon as practicable thereafter in accordance with procedures The Bank of New York may announce from time to time. In the over-the-counter market, shares may be sold by or through The Bank of New York over a period of time, and the average price of the shares shall be the price per share allocable to me.

18. Cash dividends on shares held in the Agency's SASPP account on the record date for dividends will be paid and a check issued and mailed to the Agency on payment date. The Agency's pro-rata share of stock dividends and stock splits will be credited to the Agency's SASPP account.

19. SAFECO Agency Stock Purchase Plan: The undersigned understands that the substance of this paragraph 19 and paragraphs 20 and 21 below applies to the Agency's SASPP account as an eligible participant in a stock purchase plan established by SAFECO Insurance Company of America and pursuant to a Custody Agreement for services to be provided by The Bank of New York. The Agency agrees that The Bank of New York may provide SAFECO Insurance Company of America with information concerning any transactions in the Agency's SASPP account.

20. The purchase price of the shares and the purchase date for the shares the Agency buys will be determined in accordance with the SASPP.

21. A statement of all activity in the Agency's SASPP account, including numbers of shares purchased or sold, the price per share, the transaction date, stock splits, dividends paid, and the total number of shares in the Agency's SASPP account will be sent to the Agency periodically. Other statements will be sent as required by law or regulation. Information on dividends paid on the shares held in the Agency's SASPP account will be sent to the Internal Revenue Service and to the Agency. If the Agency requests a separate confirmation for one or more purchases or sales, a fee for the furnishing of such information may be charged directly to the Agency's SASPP account.

22. The Bank of New York shall have the right to amend these Terms and Conditions by modifying or rescinding any of its existing provisions or by adding a new provision subject to prior notice to the Agency. Any such amendment shall be effective as of a date to be established by The Bank of New York.

23. Unless the Agency indicates non-acquiescence in writing, this agreement shall inure to the benefit of the successors of The Bank of New York by merger, consolidation, or otherwise, and its assigns, and The Bank of New York is authorized to transfer Agency's SASPP account to any such successors and assigns.

24. The Agency agrees that, upon the termination of its relationship with SAFECO Insurance Company of America or participation in the SAFECO Agency Stock Purchase Plan, The Bank of New York may terminate the Agency's SASPP account and at the Agency's direction either transfer the shares in the Agency's SASPP account to another brokerage account or send the shares directly to the Agency's address on file with The Bank of New York. When the Agency's SASPP account is terminated, full shares will be delivered to the Agency, subject to fees or charges. Any fractional shares will be sold and the proceeds, less any fees or charges, will be paid to the Agency. The Bank of New York's liability shall be limited pursuant to the terms of the Custody Agreement established with SAFECO Insurance Company of America and by these Terms and Conditions.

Please be advised that securities held in the Agency's SASPP account by The Bank of New York, unless otherwise indicated are not backed or guaranteed by any bank nor does the Federal Deposit Insurance Corporation insure them.


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                          AGENCY: ______________________________________________________
                                  Print Agency Name & Stat Number

____________                  BY: ______________________________________________________
Date                              Authorized Signer     Print Name of Authorized Signer
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